GERMAN AMERICAN BANCORP

NEWS RELEASE

For additional information, contact:

Mark A Schroeder, President/CEO of German American Bancorp

Bradley M. Rust, Senior Vice President/CFO of German American Bancorp

(812) 482-1314

JASPER, INDIANA	JULY 29, 2005	GERMAN AMERICAN BANCORP REPORTS EARNINGS INCREASE AND DECLARES QUARTERLY CASH DIVIDEND

German American Bancorp (NASDAQ: GABC) announced today that its second quarter and year-to-date earnings increased by 3.3% and 12.5% over last year’s same period results, a continuation of the trend of earnings improvement previously reported for the first quarter of 2005.

The Company’s net income for the second quarter was $2,408,000, or $0.22 per share, increasing by $76,000 from reported net income of $2,332,000, or $0.21 per share, in the second quarter of 2004. 2005 year-to-date net income grew by $535,000 to $4,819,000, or $0.44 per share, while the six months’ earnings for 2004 were $4,284,000, or $0.39 per share.

The improvement in 2005 results versus that of 2004 was primarily attributable to increases in the Company’s level of net interest income which was 3.1% higher in the second quarter of the current year as compared to the second quarter of last year and 5.0% greater in 2005 on a year-to-date basis. The increases in short-term market interest rates over the course of the past year have had the expected positive influence on earnings.

“We are very pleased that the improvement in the economic climate at the national level, which has resulted in a more normalized level of market interest rates, has afforded us the opportunity to enhance our level of net interest income,” stated Mark A. Schroeder, President & CEO of German American Bancorp. “While we have dramatically grown our non-interest income in recent years, net interest income remains the largest single determinant of the Company’s level of operating performance.”

The Company had previously announced a pending acquisition of PCB Holding Company of Tell City, Indiana. The completion of this merger, which is expected to be finalized during the fourth quarter, is subject to approval by PCB shareholders, regulatory approvals, and other customary closing conditions. Under the terms of this transaction, PCB’s subsidiary bank, Peoples Community Bank, will be merged with and into German American’s Tell City based banking affiliate, First State Bank, Southwest Indiana.

GERMAN AMERICAN BANCORP

NEWS RELEASE

For additional information, contact:

Mark A Schroeder, President/CEO of German American Bancorp

Bradley M. Rust, Senior Vice President/CFO of German American Bancorp

(812) 482-1314

The Company also announced that its Board had declared a regular quarterly cash dividend of $0.14 per share which will be payable on August 20, 2005 to shareholders of record as of August 10, 2005.

German American Bancorp is a financial services holding company based in Jasper, Indiana. The Company’s Common Stock is traded on NASDAQ’s National Market System under the symbol GABC. The Company operates five affiliated community banks with 26 retail banking offices in the eight contiguous Southwestern Indiana counties of Daviess, Dubois, Gibson, Knox, Martin, Perry, Pike, and Spencer. The Company also operates German American Financial Advisors & Trust Company, a trust, brokerage and financial planning subsidiary operating from the banking offices of the bank subsidiaries and German American Insurance, Inc., a full-line property and casualty insurance subsidiary with five independent insurance offices throughout its market area. The Company’s lines of business include retail and commercial banking, mortgage banking, comprehensive wealth management, full service brokerage and trust administration, title insurance, and a full range of personal and corporate insurance products.

Forward-Looking Statements

The Company’s statements in this press release regarding its financial performance may be deemed to include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that, by their nature, forward-looking statements are based on assumptions and are subject to risks, uncertainties, and other factors. Changes in the Company’s net interest income may vary materially from those that are presently expected, if interest rates should decline or not increase. Other factors that could cause net interest income and earnings to vary from those that are expected, or those that have historically been achieved in recent periods, include the effects of changes in competitive conditions; the introduction, withdrawal, success and timing of asset/liability management strategies or of business initiatives and business strategies; changes in customer borrowing, repayment, investment and deposit practices; changes in fiscal, monetary and tax policies; changes in financial and capital markets; changes in general economic conditions, either nationally or regionally, resulting in, among other things, credit quality deterioration; capital management activities; actions of the Federal Reserve Board; changes in accounting principles and interpretations; and legislative and regulatory actions and reforms. These forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to update any such forward-looking statement to reflect events or circumstances that occur after the date hereof.

GERMAN AMERICAN BANCORP
(unaudited, dollars in thousands except per share data)

Consolidated Balance Sheets Consolidated Statements of Income

	June 30,
	2005	2004
ASSETS
Cash and Due from Banks	$17,996	$25,978
Short-term Investments	7,685	6,684
Investment Securities	191,131	207,565

Loans Held-for-Sale	3,038	4,839

Loans, Net of Unearned Income	625,443	621,216
Allowance for Loan Losses	(9,501)	(8,957)

Net Loans	615,942	612,259

Stock in FHLB and Other Restricted Stock	13,829	13,252
Premises and Equipment	19,440	20,913
Other Assets	40,166	38,969

TOTAL ASSETS	$909,227	$930,459

LIABILITIES
Non-interest-bearing Demand Deposits	$120,656	$114,545
Interest-bearing Demand, Savings, and

Money Market Accounts	281,123	282,725
Time Deposits	307,819	324,788

Total Deposits	709,598	722,058

Borrowings	104,211	114,918
Other Liabilities	11,729	12,959

TOTAL LIABILITIES	825,538	849,935

SHAREHOLDERS' EQUITY
Common Stock and Surplus	76,490	78,016
Retained Earnings	7,556	5,636
Accumulated Other Comprehensive Income	(357)	(3,128)

TOTAL SHAREHOLDERS' EQUITY	83,689	80,524

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$909,227	$930,459

BOOK VALUE PER SHARE	$7.73	$7.39

END OF PERIOD SHARES OUTSTANDING	10,824,223	10,898,241

GERMAN AMERICAN BANCORP
(unaudited, dollars in thousands except per share data)

Consolidated Statements of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

INTEREST INCOME
Interest and Fees on Loans	$10,074	$9,742	$19,988	$19,447
Interest on Short-term Investments	52	20	139	48
Interest and Dividends on Investment Securities	2,046	2,126	4,049	4,169

TOTAL INTEREST INCOME	12,172	11,888	24,176	23,664

INTEREST EXPENSE
Interest on Deposits	3,082	2,986	5,971	6,119
Interest on Borrowings	1,115	1,167	2,231	2,332

TOTAL INTEREST EXPENSE	4,197	4,153	8,202	8,451

Net Interest Income	7,975	7,735	15,974	15,213
Provision for Loan Losses	691	838	1,173	1,240

Net Interest Income after Provision for Loan Losses	7,284	6,897	14,801	13,973

NON-INTEREST INCOME
Other Operating Income	3,328	3,507	6,733	6,368
Net Gain on Sales of Loans and Related Assets	229	363	465	545
Net Gain on Securities	—	—	—	55

TOTAL NON-INTEREST INCOME	3,557	3,870	7,198	6,918

NON-INTEREST EXPENSE
Salaries and Benefits	4,531	4,495	9,127	9,110
Other Operating Expenses	3,177	3,369	6,519	6,604

TOTAL NON-INTEREST EXPENSE	7,708	7,864	15,646	15,714

Income before Income Taxes	3,133	2,903	6,353	5,177
Income Tax Expense	725	571	1,534	893

NET INCOME	$2,408	$2,332	$4,819	$4,284

EARNINGS PER SHARE & DILUTED EARNINGS PER SHARE	$0.22	$0.21	$0.44	$0.39

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	10,832,135	10,925,569	10,863,370	10,931,184
Diluted	10,836,778	10,955,380	10,872,925	10,966,337